PRESS RELEASE
For Immediate Release


BMC Software Strengthens PATROL Operating System Management Through Acquisition of Performance Optimization Products From Sento Technical Innovations

   BMC SOFTWARE CURRENTLY INTEGRATING OPENAVIATOR INTO PATROL MANAGEMENT SUITE

HOUSTON July 17, 1997 BMC Software Inc. (NASDAQ: BMCS) and Sento Technical Innovations Corporation (NASDAQ:SNTO) today announced BMC Software's acquisition of Sento's OpenAviator product suite, effective June 30, 1997. The $7 million acquisition included rights under existing license and distribution agreements related to the OpenAviator (also known as SYSMON) suite, as well as the acquisition of two other software products - Control Tower and FlightLog. With the acquisition of OpenAviator, BMC Software's PATROL Management Suite of products now will monitor and interpret operating system performance data extracted directly from the system's kernel - the part of the operating system that performs the system's most basic functions. BMC Software also will acquire an installed base of several hundred OpenAviator customers concentrated in the Asia Pacific and European regions.
     "When we evaluated the OpenAviator product suite, we saw a unique opportunity to enhance our PATROL Knowledge Modules (KMs) for Unix and Windows NT," said Wayne Morris, director of corporate strategy for BMC Software. "With the integration of OpenAviator, PATROL will enable users to conduct online monitoring, long-term data trending, automated event detection and action execution - while minimizing the use of valuable CPU capacity. In addition, this acquisition will strengthen our presence and market share in the rapidly growing Asia Pacific region."
     BMC Software and Sento are currently integrating the OpenAviator product suite into BMC Software's PATROL Unix and NT KMs. The integration of OpenAviator will improve the performance and functional depth of BMC Software's core operating system products. Product support and maintenance for the current OpenAviator customer base will be transitioned to BMC Software during the next six months.
     "Recognizing the unique capabilities and value of this product, we set out to find the best company to appropriately integrate and market it worldwide. In the end, we felt that the perfect match for OpenAviator was BMC, and we are pleased to participate in a concerted effort to integrate the product into PATROL," said Gary Godfrey, Sento chairman and CEO. "Additionally, the sale of the OpenAviator product suite allows us to pursue other activities to facilitate our corporate goals, including product development, acquisitions and the expansion of our services resources."

     OpenAviator Provides Vital Data On Operating Systems
     OpenAviator is a system availability and analysis utility which provides system administrators with the ability to immediately access and analyze the events that affect the availability of computing resources. The product centrally monitors Unix and Windows NT operating systems, enabling on-line resource monitoring, background trend analysis, capacity planning, alarm management, SNMP trap capabilities and user-defined data collection.
     By integrating the kernel reader capabilities of OpenAviator into PATROL, BMC Software's operating system KMs can collect parameter information from the operating system in a more efficient manner. The enhanced operating system KMs will enable users to view a "snapshot" of their entire system and view graphical displays of data from multiple systems on one screen. Users can quickly identify which applications and processes are consuming the majority of the system resources.

     Availability and Pricing
     The PATROL Management Suite, including the PATROL Operating Systems KMs, is currently available from BMC Software and its agents and distributors worldwide. PATROL product pricing begins at $6,000 (U.S.), depending on the number of consoles and managed objects. Pricing for individual PATROL Knowledge Modules begins at $750 (U.S.), depending on the quantity and server size.

     About BMC Software
     BMC Software Inc. is a worldwide developer and vendor of more than 150 software solutions that address the management of applications, data and performance optimization across host-based and open systems environments. The company's PATROL management suite automates and centralizes the control of all the critical elements in distributed application management - data, databases, servers, middleware, applications, networks and server hardware. BMC Software is the world's 12th largest independent software vendor and a Forbes 500 company, with annual revenues exceeding $560 million in fiscal 1997. For more information on BMC Software, access the World Wide Web at http://www.bmc.com or call 800/841-2031 or 713/918-8800.

     About Sento Technical Innovations Corporation
     Sento  Technical Innovations  Corp.  provides a  full range  of information technology hardware, software, consultation and support services to the worldwide server-based computing market. Products include integrated software solutions, Internet and intranetworking, security systems, data storage and recovery, systems configuration, installation and outsourcing. Sento specializes in the Windows NT, UNIX and OpenVMS computing environments. For more information, visit Sento's home page at http://www.sento.com.

BMC Software, the BMC Software logo and all other product or service names are registered trademarks or trademarks of BMC Software, Inc. in the USA and other select countries. The (R) and (TM) symbols indicate USA registration or USA trademarks. Other logos and products/trade names are registered trademarks or trademarks of their respective companies. BMC Software is an Equal Opportunity Employer.

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PRESS CONTACTS:

Sento Technical Innovations Corporation           BMC Software, Inc
311 North State Street                            2101 CityWest Boulevard
Orem, UT  84057-1970                              Houston, TX 77042-2827
(801) 226-6222                                    (713) 918-2036
kaa@sento.com                                     angela_goodwin@bmc.com
Kathy Allred                                      Angela Goodwin
Investor Relations Coordinator